UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2008

Ficaar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-66360	N/A
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street P.O. Box 518 Washington, VA 22747
(Address of Principal Executive Office) (Zip Code)

540-675-3149

(Registrant’s telephone number, including area code)

OwnerTel, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 28, 2008 Ficaar, Inc. (the “Company”) entered into a material definitive agreement (the “Agreement”) with Belmont Partners, LLC.  Through this agreement Belmont acquired fifty one percent of the issued and outstanding shares of the Company which represents approximately four thousand one hundred and one (4,101) shares for sixty thousand U.S. dollars ($60,000.00).

Item 2.01 Completion of Acquisition or Disposition of Assets.

The shares as referenced in Section 1.01 above have been or will be properly delivered to Belmont Partners, LLC according to the terms in the Agreement.

Item 5.01 Changes in Control of Registrant.

On August 28, 2008 Belmont Partners purchased 51% of the shares of the common stock of Ficaar, Inc. from Dr. Ernest Bonner Jr. and Dr. Robert L. Hines.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 28, 2008 Joseph Meuse was appointed to the board of directors as Director, and President of the Company.   As well,  Dr. Ernest Bonner, Jr. resigned from his position as Director and Officer of the Company on September 28, 2008.

Set forth below is certain biographical information regarding the New Director and Officer:

Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 38, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and previously a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board member of the following corporations: Grand Niagara Mining and Development Company, Retail Holdings, Inc., NuOasis Laughlin, Inc., Big Red Gold, Inc., PacWest Transfer, LLC, Global Filings, Network Capital, Inc. and Heroes, Inc. Mr. Meuse attended the College of William and Mary

Item 8.01 Other Events.

On  February 14th, 2008  the Company approved  a  (1:10,000) reverse stock split of its issued and outstanding Common Stock.  As a result of such reverse stock split, every ten thousand (10,000) shares of Company’s Common Stock outstanding on the Record Date was converted into one (1) share of its Common Stock. No fractional shares were issued as a result of the reverse stock split.

(a)	Financial statements of business acquired:
None
(b)	Pro Forma Financial Information:
None
(c)	Exhibits:
3.1	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Ficaar, Inc.

Date: September 30, 2008	By:	/s/Joseph Meuse